Bonanza Creek Energy Receives Continued Listing
Standard Notice from the NYSE; Elects to Pay Interest on Senior Unsecured Notes

DENVER, August 29, 2016 - Bonanza Creek Energy, Inc. (NYSE: BCEI) (“ the Company”) announces that it has been notified by The New York Stock Exchange (“NYSE”) that it is no longer in compliance with certain continued listing standards that are applicable to the Company. The Company’s 30-day average closing share price as of August 22, 2016 was $0.98, in violation of the listing standard set forth in Section 802.01C of the NYSE Listed Company Manual, requiring the trailing 30-day average closing share price to remain above $1.00.

As outlined in Section 802.01C of the NYSE Listed Company Manual, upon receiving notice, the Company has a six month cure period to regain compliance. Within this cure period, the Company must have a closing share price above $1.00 on the last trading day of a given month or at the end of the cure period. In addition, the Company’s coinciding trailing 30-day average closing share price must also be above $1.00.

The Company will notify the NYSE of its intention to regain compliance within the six month cure period. During the cure period, the Company’s stock will continue to be listed on the NYSE, subject to its ability to remain in compliance with other continued listing standards. The notice received from the NYSE does not affect the ongoing business of the Company, nor does it trigger any violations of its secured or unsecured debt.

In a separate matter, the Company has elected to pay interest on its senior unsecured notes due 2023. Interest on these notes was due on August 1, 2016, at which time the Company elected to not make the interest payment and enter into a 30-day grace period. By paying the interest within the 30-day grace period, the Company remains in compliance with its senior unsecured notes due 2023.

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. The Company’s assets and operations are concentrated primarily in the Rocky Mountains in the Wattenberg Field, focused on the Niobrara and Codell formations, and in southern Arkansas, focused on oily Cotton Valley sands. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

For further information please contact:
James R. Edwards
Director - Investor Relations
jedwards@bonanzacrk.com
720-440-6136